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                                                           EXHIBIT 99.1
CONTACT: KAREN L. LUNDSTEDT
         DIRECTOR, INVESTOR RELATIONS
         DURA PHARMACEUTICALS, INC.
         (619) 457-2553 X-113


             DURA PHARMACEUTICALS ANNOUNCES ACQUISITION OF TWO INTRANASAL
                  STEROID PRODUCTS, NASAREL-REGISTER TRADEMARK- AND
      NASALIDE-REGISTERED TRADEMARK-, FROM SYNTEX, A MEMBER OF THE ROCHE GROUP

    SAN DIEGO, CA -- May 7, 1997 -- Dura Pharmaceuticals, Inc. (NASDAQ NNM:
DURA) today announced that it has signed agreements to acquire the intranasal steroid products Nasarel-REGISTERED TRADEMARK- and Nasalide-REGISTERED TRADEMARK- (flunisolide) Nasal Solutions 0.025% from Syntex (USA), Inc., a member of the Roche Group, for $70 million plus additional contingent payment amounts. The transaction is expected to close this week. Dura believes that combined first full-year sales for the two products could be $25 - $30 million.  The market for intranasal steroids in the U.S. was approximately
$700 million in 1996, and has averaged 24% growth over the last two years. "Nasal steroids are emerging as an important therapy for the treatment of the symptoms of seasonal and perennial allergic rhinitis," said Cam Garner, Dura's Chairman, President and CEO. "The Nasarel-REGISTERED TRADEMARK- and Nasalide-REGISTERED TRADEMARK- products are ideal for Dura, as they fit squarely within our respiratory focus and add a new respiratory category to our product portfolio, diversifying our offering to high-prescribing physicians and further leveraging our sales representatives' time in every sales call."
    In addition to the strategic fit of the products, Dura expects Nasarel-REGISTERED TRADEMARK- and Nasalide-REGISTERED TRADEMARK- to have positive financial impact. "We expect that the products will be accretive to earnings despite our immediate investments in sales force expansion and
product promotion," noted Mr. Garner.    A portion of the revenues from the
products will fund the expansion of Dura's 200-person sales force by 50 representatives who will target respiratory specialists. These new positions are in addition to the previously planned expansion to 250 representatives by year end, bringing the expected sales force total to 300 by the end of 1997. "The acquisition of Nasarel-Registered Trademark- and Nasalide-Registered Trademark-is expected to accelerate our plans to reach 350 representatives in time for the launch of the first Spirosa inhaler product, Spirosa albuterol, expected in late 1998," said Mr. Garner. "The sales force expansion strengthens our focus on key respiratory physicians since the highest potential prescribers of intranasal steroids are also the highest potential prescribers of Spirosa-TM-."
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    In the transaction, Dura gains ownership of the trademarks, NDAs, patents, licenses, and certain formulation manufacturing know-how associated with each product, as well as the right to develop and market the products over-the-counter. The patent life of the active ingredient in the two products, flunisolide hemihydrate, extends into 2007. "This agreement is a natural strategic move for both companies," said Stephen G. Sudovar, Senior
Vice President, Pharmaceuticals for Roche Laboratories. "Dura is gaining two excellent respiratory pharmaceuticals, and Roche will continue to focus on our strategic strengths."
    Dura Pharmaceuticals is a San Diego-based developer and marketer of prescription pharmaceutical products for the treatment of allergies, asthma and related respiratory conditions, and is developing a pulmonary drug delivery system. Dura's mission is to be the leading niche pharmaceutical company with a focus in the high-growth U.S. respiratory market. The Company is pursuing that goal through two major strategies: (1) acquiring late-stage prescription pharmaceuticals and/or companies with rights to such pharmaceuticals for marketing to high-prescribing respiratory physicians and (2) developing Spirosa, a proprietary dry powder pulmonary drug delivery system.
    Except for the historical and factual information contained herein, the matters discussed in this press release may contain forward-looking statements which involve risks and uncertainties, including the timely development of the Spiros-TM- system, competitive products and pricing, the ability of the Company to acquire products and/or companies, the Company's limited manufacturing experience, seasonality, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of this release.
The Company disclaims, however, any intent or obligation to update these forward-looking statements.
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